Exhibit 5.1
April 7, 2010
Arch Coal, Inc.
One CityPlace Drive
Suite 300
St. Louis, Missouri 63141
Ladies and Gentlemen:
     We have acted as counsel to (i) Arch Coal, Inc., a Delaware corporation (the “Company”), and (ii) Allegheny Land Company, Arch Coal Sales Company, Inc., Arch Coal Terminal, Inc., Arch Development, LLC, Arch Energy Resources, LLC, Arch Reclamation Services, Inc., Ark Land Company, Ark Land KH, Inc., Ark Land LT, Inc., Ark Land WR, Inc., Ashland Terminal, Inc., Catenary Coal Holdings, Inc., Coal-Mac, Inc., Cumberland River Coal Company, Lone Mountain Processing, Inc., Mingo Logan Coal Company, Mountain Gem Land, Inc., Mountain Mining, Inc., Mountaineer Land Company, Prairie Holdings, Inc. and Western Energy Resources, Inc. (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement” filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) $600,000,000 aggregate principal amount of its 8 3/4% Senior Notes due 2016 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8 3/4% Senior Notes due 2016 and (ii) the guarantees of the Exchange Notes by the Subsidiary Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of the Indenture (the “Indenture”), dated as of July 31, 2009, by and among the Company, certain of the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2010, by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of March 12, 2010, by and among the Company, the Subsidiary Guarantors and the Trustee (the “Second Supplemental Indenture”).
     In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the respective Certificates of Incorporation or Certificates of Formation, as applicable, and the respective bylaws or limited liability company agreements, as applicable, of the Company and the Subsidiary Guarantors, and resolutions adopted by the respective boards of directors or managers, as applicable, of the Company and the Subsidiary Guarantors, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. We have not independently established any of the facts so relied on.

Arch Coal, Inc.
April 7, 2010

     For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company or any Subsidiary Guarantor) on each such document are genuine. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the Company and each Subsidiary Guarantor) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.
     The opinions expressed in this opinion letter are limited to the laws of the State of New York, other than its law relating to choice of law, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.
     Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Exchange Notes and the Guarantees, when (a) the Company’s outstanding unregistered 8 3/4% Senior Notes due 2013 have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, and (c) all applicable provisions of “blue sky” laws have been complied with, will constitute valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), other similar laws relating to or affecting enforcement of creditors’ rights generally, general principles of equity (regardless of whether enforcement is considered a proceeding in equity or at law) and limitations of the waiver of rights under usury laws, and will be entitled to the benefits of the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture.
     The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

Arch Coal, Inc.
April 7, 2010

     We hereby consent to the reference to us in the Registration Statement under the caption “Legal Matters.”

Yours truly,
/s/ K&L Gates LLP